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FOR IMMEDIATE RELEASE

CONTACT:
James Kirsner                 Jennifer Hinchman
Chief Financial Officer       Manager, Corporate Communications
510.548.5442                  510.649.4548

BARRA TO EXPAND MANAGEMENT TEAM
FOR NEXT PHASE OF GROWTH

BERKELEY, Calif., March 1, 1999--BARRA, Inc. (NASDAQ: BARZ) today announced a management expansion plan designed to build upon its recent success and to prepare the company for its next phase of growth.

Andrew Rudd, the company's current chairman and chief executive officer, announced that the company has begun a search for a new CEO, and expects to make an appointment by mid-year. Andrew Rudd will retain the dual roles of chairman and CEO in the interim, and upon appointment of the new CEO, will remain chairman of the Board.

"The Board and I are actively involved in the search for a CEO. BARRA has been very successful, and has grown significantly in the last few years. I expect BARRA to continue to achieve above average growth, and we need to add to our top level management talent to professionally manage that growth and insure additional success," said Andrew Rudd.

The appointment of a new CEO will enable Andrew Rudd to focus on BARRA's long-term vision and advancing BARRA's interests and client relationships around the world.

Andrew Rudd was a founder of the company in 1975 and has served as CEO since 1984. During the period he has been CEO the company's annual revenues have grown from $5 million to over $150 million, and the company's operations have expanded around the world making it a leading provider of investment analytics, innovative asset management and consulting services to institutional investors worldwide.

BARRA, founded in 1975, provides innovative analytical models, software, consulting, investment data and money management services that enable its clients worldwide to make superior investment and trading decisions. Based in Berkeley, California, BARRA also has offices in major financial centers throughout the world. Information on BARRA is also available on-line at http://www.barra.com.

Each statement in this news release containing any form of the words "will" or "expect", or any future verb tense, is a forward-looking statement that may involve a number of risk factors and uncertainties.


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Among other factors that could cause actual results to differ materially are the following: the ability to successfully attract and integrate a qualified CEO candidate in a timely manner; the timing of performance fee determination dates for, and the performance of, the Company's asset management business; the availability of adequate third-party data on reasonable terms and at reasonable prices; significant delays or excessive costs associated with product research, development and/or introduction; the loss of a large single revenue source; fluctuations in U.S. dollar exchange rates for non-U.S. currencies; significant delays, excessive costs or the timing of costs associated with the research, development and/or introduction of software or data that will accommodate dates after December 31, 1999 and the adoption of the Euro Currency. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the 1998 fiscal year and the Company's December 30, 1998 Form 10-Q filed with the Securities and Exchange Commission (SEC). Please refer to the Company's SEC filings, copies of which are available from the Company without charge or online at http://www.barra.com for further information.


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